Exhibit No. 99.1

Hub Group, Inc. to Acquire Comtrak , Inc.

Downers Grove, Ill., January 19, 2006 / PRNewswire- First Call/-- Hub Group, Inc. (Nasdaq: HUBG) announced today that it has entered into a definitive agreement to acquire the assets of Comtrak, Inc. The purchase is expected to be accretive to Hub’s results of operations in 2006. Hub will hold a conference call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on January 20 to discuss the transaction.

Comtrak is a transportation industry leader whose services include rail and international drayage for the intermodal sector, full truckload transportation, container storage, yard management, truck brokerage and other logistics services. Comtrak was established in 1983 and is headquartered in Memphis, Tennessee. It has 381 employees and fifteen terminals located primarily in the southeastern United States. Comtrak utilizes company drivers and third-party owner operators to serve its customers. Comtrak revenues are expected to be about $85 million in 2005.

Hub will pay $38 million in cash at closing, which is expected to occur during the first quarter of 2006. The purchase price will be subject to adjustment based on Comtrak’s working capital at closing. In addition, the agreement provides for an earn-out for 2006 and 2007, consisting of two cash payments, each of which will not exceed $5 million. The closing is subject to certain customary closing conditions and approvals.

David P. Yeager, Hub’s CEO, commented, “We are very excited about adding this high quality organization to Hub. We have worked with Comtrak for more than 20 years and believe this is the best drayage company in the country. This acquisition makes Hub a stronger company and a more formidable competitor for a number of reasons. First, the acquisition is consistent with our strategic plan which calls for Hub to increase the amount of local trucking (or drayage) we perform. Second, Comtrak performs drayage for the international intermodal market. This transaction will provide us with an immediate proven entry into this market. Third, Comtrak also has innovative technology, which we can leverage in our existing drayage business. Finally, I expect this transaction to be accretive to the consolidated operations of Hub Group, Inc. in 2006 and in the future.” Yeager finished his comments by saying, “We welcome the Comtrak employees, owner operators and customers and look forward to serving the market with the combined resources of Hub and Comtrak.”

INVESTOR CALL

Hosting the conference call will be David P. Yeager, Vice-Chairman and CEO and Thomas M. White, Senior Vice-President, Chief Financial Officer and Treasurer.

This call is being web cast by Thomson/CCBN and can be accessed through the Investors link at Hub Group’s Web site at www.hubgroup.com or individual investors can access the audio web cast at www.earnings.com and institutional investors can access the web cast at www.streetevents.com. The web cast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please call ten minutes prior to the call by dialing 1-866-700-6293. The conference call participant code is 45571659. The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

ABOUT HUB GROUP: Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload brokerage, logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

ABOUT COMTRAK: Comtrak is a leading provider of international and domestic intermodal drayage and also offers regional full truckload and related logistics services. The Company’s operations are conducted through fifteen terminals including their headquarters in Memphis Tennessee. The terminals provide customer support and a home base for company drivers and owner operators. Comtrak’s web address is www.comtrakinc.com.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2004 and our reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005. Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: Hub Group, Inc.

CONTACT: Renee Jurczyk of Hub Group, Inc., +1-630-271-3611